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                                                                   EXHIBIT 99.1

Northern Border                           News
Partners, L.P.                            Release 13710 FNB Parkway
                                                  Omaha, Nebraska 68154-5200

                                          For Further Information
                                          Contact:

                                          Media Contact:
                                          Beth Jensen
                                          (402) 492-3400
                                          Investor Contact:
                                          Ellen Konsdorf
                                          (402) 492-7500

NORTHERN BORDER PARTNERS, L.P. ANNOUNCES
COMMON UNIT OFFERING

For Immediate Release: May 19, 2003


         OMAHA - Northern Border Partners, L.P. today launched a public offering of 2,250,000 units representing limited partner interests, with an over-allotment option of 337,500 units. Net proceeds from the offering will be used by NBP to reduce debt outstanding under its revolving credit facility that was incurred to finance the Partnership's acquisition of Viking Gas Transmission Company in January 2003.


         The offering is being managed by Citigroup and UBS Warburg, with A.G. Edwards & Sons and RBC Capital Markets as co-managers. A copy of a preliminary prospectus supplement and related prospectus can be obtained from any of the underwriters, including from Citigroup at 388 Greenwich Street, New York, New York 10013.

         Northern Border Partners, L.P. owns a 70 percent general partner interest in Northern Border Pipeline Company. Additionally, the Partnership owns Midwestern Gas Transmission Company; Viking Gas Transmission Company and a one-third interest in Guardian Pipeline L.L.C.; has gathering systems and processing plants in the Powder River, Wind River, and Williston Basins in the United States; owns and operates processing plants and gathering pipelines in Alberta, Canada; and transports coal-water slurry via a pipeline in the southwestern U. S.